UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 17, 2003
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer I.D. No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000

Item 5. Other Events and Regulation FD Disclosure.

The following is Caterpillar Inc.'s prepared statements from the results webcast held on July 17, 2003. The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future.

2Q03 Caterpillar Results Conference Call Prepared Remarks

Opening Remarks: Good morning and welcome to Caterpillar's second quarter 2003 results conference call. I'm Nancy Snowden, Director of Investor Relations. With me is Lynn McPheeters, Vice President and Chief Financial Officer. We will address your questions during the Q&A portion of today's call.

This morning I'll go over our second quarter results, review our outlook, go over the usual dealer retail numbers, discuss two special topics and wrap up with the Q&A. Certain information we will be discussing is forward looking and involves uncertainties that could impact expected results. A discussion of those uncertainties is in a form 8-K filed with the Securities & Exchange Commission today. OK, let's start with the second quarter results.

Second Quarter Results: As you know, this morning we reported second-quarter sales and revenues of five point nine three billion dollars and profit of three hundred and ninety-nine million dollars. Sales and revenues for the first half of 2003 were ten point seven five billion dollars and profit was five hundred and twenty-eight million dollars.

SALES and REVENUES were up twelve percent from second quarter 2002, with Machinery up four hundred and eighteen million dollars and Engines up one hundred and sixty-eight million dollars. The increase was primarily due to favorable currency impact of two hundred and twenty-one million dollars, higher machinery and engine volumes of two hundred and thirteen million dollars and improved revenue yield of one hundred and seven million dollars. Revenue yield is the impact of net price changes excluding emissions price increases. Revenues of Financial Products were up fifty-five million dollars or about fifteen percent. The favorable impacts of approximately forty-eight million dollars due to the continued growth of finance receivables and leases at Cat Financial were partially offset by the approximately twenty-five million dollar impact of generally lower interest rates on existing finance receivables and new finance receivables. Also there was a twenty-five million dollar increase in earned premiums on extended service contracts at Cat Insurance.

PROFIT was one hundred and ninety-nine million dollars higher in second quarter 2003 compared with second quarter of 2002 as a result of the favorable impact of improved revenue yield of one hundred and seven million dollars, lower core operating costs of one hundred and thirty-eight million dollars, and a favorable net currency impact of forty-four million dollars. These items, which favorably affected profit, were partially offset by higher retiree pension, healthcare and related benefit costs of sixty-nine million dollars and unfavorable impact of changes in emission standards of twenty-two million dollars. We also experienced unfavorable sales mix, which more than offset the favorable profit impact of additional machinery and engine sales volume, resulting in a net unfavorable profit impact of ten million dollars.

SG&A expenses excluding retiree pension, healthcare and related benefits and excluding currency were up approximately thirty-five million dollars and R&D expenses, primarily due to timing, were down about twenty-five million dollars compared with second quarter 2002 levels.

Year to date retiree benefit expense is one hundred and twenty-six million dollars. As you may recall we changed our benefit plan design in the second quarter of 2002, which resulted in lower benefit costs for the remainder of 2002. Therefore as we move throughout 2003 the year-over-year increase will widen. We continue to expect higher retiree pension, health care and related benefit costs of approximately three hundred million dollars in 2003. Although we have no mandatory U.S. Employment Retirement Income Security Act (ERISA) funding requirements during 2003, we are choosing to fund five hundred and sixty three million dollars into our U.S. pension plans. We are required to make nominal contributions to certain non-U.S. pension plans during 2003. We have adequate liquidity to fund both U.S. and non-U.S. pension plans.

We announced worldwide machinery and parts price increases to dealers averaging two to two and a half percent effective January 2, 2003. Caterpillar continues to be resolute in holding to the price increase and has been invoicing dealers at the increased price. Caterpillar has made no significant changes to price or discount levels through the end of the second quarter. We continue to work with dealers and product groups to evaluate response to specific competitive pressures as dealers pass these increases on to the retail marketplace.

Now, I'll provide some comments on North American rental fleets and used equipment.

North American dedicated rental fleet utilization on a twelve-month rolling basis is continuing to run at a very strong rate -- about sixty-four percent-- about the same as a year ago.

Rental rates for the rolling twelve months through June were down two percent from a year ago and continue to remain under pressure.

Overall, units in dedicated dealer rental fleets are up one percent compared to a year ago. Dedicated dealer rental fleets consist of Rent-to-Rent units and units in Cat Rental Stores.

Rent-to-Rent units, which currently make up about fifty-five percent of the units in dealer rental fleets, are down three percent from a year ago.

The Cat Rental Stores, which generally rent smaller machines for shorter time periods, currently have about forty-five percent of the rental units in dealer fleets. These fleets continue to grow and are up seven percent from a year ago.

North American dealers have a total of three hundred eighty-two rental stores. Thirteen more are expected by year-end.

In the Europe/Africa/Middle East region, dealers have seven hundred and sixty-nine rental outlets, two hundred and ninety-seven of which had the Cat Rental Store identity as of quarter end. In Latin America, we had one hundred and thirty Cat Rental Stores and ninety-seven in Asia/Pacific. At year-end, we are expecting about fourteen hundred and thirty rental outlets throughout the world. Of these, three hundred and seventy stores in North America and about five hundred in the rest of the world will have the Cat Rental Store identity.

North American used equipment prices declined three percent in the first quarter compared to a year ago for most machines. We expect continued weakness in the near term. This used equipment reporting lags one quarter from the current quarter.

At the end of the second quarter there are three product groups under managed distribution (Track Type Loaders, Skid Steer Loaders and Multi-Terrain Loaders). Most of the models under managed distribution are going through the normal transition from a current to an updated model. We are managing our distribution through a combination of increased production and alternate sourcing. Dealers frequently manage the shortfall by providing low hour machines from their rental fleets.

Now, for the OUTLOOK:  We expect worldwide economic growth will improve only slightly in the second half of 2003 and full year growth will be only marginally better than in 2002. Modest economic growth, low interest rates, and continued replacement buying for an aging construction equipment fleet in North America should lead to increased volume of machinery and engine sales for 2003. We expect the U.S. dollar to continue to trade weaker than a year ago, resulting in a favorable currency impact on company sales in the last half.

For 2003, we expect five to ten percent higher machinery and engine sales in North America as a result of an improving economy and very low interest rates. The currency effect of the strong euro in Europe Africa and the Middle East is expected to boost machinery and engine sales by about ten percent. Led by China, we expect fifteen to twenty percent higher machinery and engine sales in Asia/Pacific for 2003. Machinery and engine sales are expected to decline by approximately ten percent in Latin America as a result of continuing economic growth well below trend.

In total, we now expect 2003 machinery and engine sales to be up about ten percent. The favorable effect of volume is expected to contribute about half of this sales increase with a third coming from the impact of currency, and the balance coming from revenue yield including emissions.

We are continuing to project NAFTA heavy-duty truck industry demand for 2003 at one hundred and forty thousand units to one hundred and sixty thousand units with increasing confidence that industry demand will be at the high end of this range. Our forecast for NAFTA midrange truck and specialty and urban bus industry is one hundred and forty-five thousand units.

Profit should be in the range of two dollars and seventy-five cents to two dollars and ninety cents per share. Full details of the outlook for 2003, including other assumptions, are contained in the company's press release issued today.

Included in the Outlook is a pretax charge of fifty-five million dollars (forty million dollars after tax) for early retirement of our two hundred and fifty million dollar six percent debentures due in 2007. We will call these debentures, which were issued at a significant original issue discount and have an effective annual interest of thirteen point three percent, during the third quarter. The charge reflects accelerated recognition of the unamortized original issue discount. The redemption allows Caterpillar to retire high-interest outstanding debt using available cash or low-interest commercial paper, or both. Future years' earnings will benefit by the cessation of the original issue discount amortization expense and the six percent coupon interest rate.

We are providing supplemental information including deliveries to users and dealer inventory levels. We sell the majority of our machines and engines to dealers and OEMs to meet the demands of their customers, the end users. Due to time lags between our sales and deliveries to end users, we believe this information will help readers better understand our business.

Retail Numbers: Now I'll review dealer retail machine numbers and reciprocating and turbine engine deliveries to users and OEM's. All comparisons are based on constant dollars.

Retail Deliveries of Machines for the 3 months ending June 2003 compared with the same 3 months of 2002 are as follows:

Asia Pacific	EAME	Latin America	Subtotal	North America	World
Up 54%	Up 3%	Down 51%	Up 3%	Up 3%	Up 3%

Retail machine deliveries were up for the quarter due primarily to strength in the general construction, mining, industrial, and forestry sectors, which was partly offset by a decrease in the heavy construction sector outside North America and Asia/Pacific.

For the 3 months ending June 2003 compared with the same 3 months of 2002, total  Reciprocating and Turbine Engine Deliveries to Users and OEM's were as follows:
Electric Power	Industrial Engines	Marine Engines	Truck Engines	Oil & Gas	Total
Up 6%	Up 8%	Up 8%	Dn 12%	Up 15%	Up 3%

Now, let's turn to Dealer Machine Inventories. First, sequentially, comparing June 2003 with May 2003.

Asia Pacific	EAME	Latin America	Subtotal	North America	World
UP 5%	DN 4%	Up 20%	Up 1%	DN 2%	Flat

Next, year over year, comparing June 2003 with June 2002.
Asia Pacific	EAME	Latin America	Subtotal	North America	World
UP 16%	Up 1%	Up 20%	Up 8%	DN 1%	Up 2%

Dealer inventories of new machines at the end of June compared with year-end were up on a worldwide basis about one hundred and fifty million dollars, the majority of which occurred in North America as dealers were preparing for the selling season. This seasonal increase was about the same as the increase in second quarter 2002, showing that dealers continue to be comfortable with our ability to reduce lead times on products from our factories. Inventories compared to projected delivery rates were lower than year-earlier levels in all regions. Our expectation for full-year 2003 is for dealer new machine inventories to decrease one hundred and fifty million dollars on a worldwide basis with inventories increasing about fifty million dollars in North America and decreasing about two hundred million dollars spread over the rest of the world.

Asia Pacific dealer new machine inventories are at two point three months of deliveries, down from two point six months a year ago.

Europe/Africa/Middle East dealers are at two point eight months of deliveries, down from three point three months a year ago.

Dealer new machine inventories in Latin America are at two point seven months of deliveries, down from three point three months a year ago.

Dealer new machine inventories for the subtotal of these three regions outside North America are at two point seven months of deliveries, which is down from three point two months a year ago.

North American dealer machine inventories are at two point five months of deliveries, down from two point nine months.

Overall, on a worldwide basis, dealer machine inventories are at two point six months of deliveries, down from three point one months a year ago.

The retail statistics for June are also available on voice mail through August 17 by calling 309-675-8000. The June engine retail percentages have been calculated using constant dollars. Previously these percentages were calculated using net invoice value of engines sold. We will provide these percentages going forward using constant dollars.

Before I get into the Q&A, I want to comment on two SPECIAL TOPICS that I think will be of interest.

First, is an update on 6 Sigma activities. 6 Sigma benefits have exceeded our expectations and have played a key role in our improved financial performance this year. We are creating significant sustainable benefits from 6 Sigma projects company-wide. A 6 Sigma benefit is the difference between our "as is performance" and an improved performance, less implementation costs.

6 Sigma impacted manufacturing costs, sales and general administration processes and expense, healthcare costs, product quality, and volume. The greatest advantage is in manufacturing cost which includes all variable manufacturing expenses, the most significant being material cost. We're approaching material costs from two fronts: improved supplier management and leveraging the design process.

One of the guiding 6 Sigma principles is sustainable process, service and product improvement. With over twenty-two thousand employees involved, 6 Sigma has become part of the corporate culture. 6 Sigma isn't about one large project delivering significant benefits; it's about thousands of small projects adding up to enterprise-wide improvement. Thus the sustainability is in the on-going use of 6 Sigma to approach our business challenges.

The expected benefits are reflected in our outlook. One of the drivers behind deploying 6 Sigma was the need to deliver the shareholder value outlined in our corporate strategy - the combined demonstration of growth and cost management. 6 Sigma is how we're delivering our strategy and shareholder value.

You have heard us talk about the goal of reducing costs by one billion dollars from our 2000 base. 6 Sigma projects play a large role in accomplishing that goal.

Lastly a brief update on our Advanced Combustion Emissions Reduction Technology, or ACERT.

The ACERT program remains right on schedule. We have received certification by the EPA for our third engine equipped with ACERT technology - the C15 engine. Earlier this year, we received certification for the C7 on-highway and C9 urban bus engines. With this latest certification, we are the first engine manufacturer to offer 2004 model year clean diesel engines that are fully EPA-compliant in both the heavy- and medium-duty truck categories. Our mid-range ACERT engines began production during the first quarter and are ramping up to full production. We have begun shipping C15 ACERT truck engines and will be in full supply on all on-highway models by year-end. Customer acceptance of the first ACERT engines has been quite positive. ACERT engines will have accumulated ten point two million miles by October 2003. Customer feedback indicates we are on track to deliver the reliability and fuel economy we have promised.

Market acceptance of our bridge engines continues to be strong. Our expectation for ACERT units this year is about fifteen percent higher than we had originally expected. The increase in bridge demand will create an increase in Non Conformance Penalties that will only partially be offset with our price increases on this new product. We now expect the unfavorable impact of emission standard changes to be about forty million dollars after tax. Complete details will be provided in the second quarter 10-Q.

ACERT is truly breakthrough technology that will meet the clean air goals we support- while maintaining the superior engine reliability and performance our customers have come to expect from Caterpillar products. We are confident that this technology will provide us with significant advantages, providing bottom line savings for our heavy-duty customers of over ten thousand dollars per engine over competitive technologies.

Before we get to the Q & A , I wanted to mention that Caterpillar will be holding an analyst conference on September 4, 2003 featuring presentations by Glen Barton, Chairman & CEO, Gerry Shaheen, Group President responsible for the Core Machinery business units and each of the Vice Presidents for the Core Machinery business units. The conference will be webcast. Information for accessing the webcast will be available on the investor information portion of our website at Cat.Com in advance of the meeting.

  Q&A: OK, now it's time to move to the Q&A portion of the call. In the interest of time and fairness to others, please limit yourself to one question and one follow up. First question please.

Closing: It's been a pleasure sharing Caterpillar's results with all of you this morning. If you didn't get your questions asked today, please call me. Thanks for your interest in Caterpillar. Goodbye.

F. Safe Harbor Statement under the Securities Litigation Reform Act of 1995

Certain statements contained in our second-quarter 2003 results release and prepared statements from the related results webcast are forward-looking and involve uncertainties that could significantly impact results. The words "believes," "expects," "estimates," "anticipates," "will be", "should" and similar words or expressions identify forward-looking statements made on behalf of Caterpillar. Uncertainties include factors that affect international businesses, as well as matters specific to the company and the markets it serves.

World Economic Factors

The world economy has grown below potential in 2003 and excess capacity has put downward pressure on prices. Several central banks cut interest rates in the first half of the year and further cuts are likely in the second half. Our outlook assumes that these actions will be sufficient to avoid deflation and allow slow growth to continue. If, however, deflationary tendencies are stronger than central banks assume and downward pressure on prices increase, economic growth would likely slow further, weakening machine and engine sales in the last half.

Economic prospects are considered the most favorable in the United States. Our outlook assumes that the combination of the recent tax cut, June's interest rate cut, slightly lower oil prices, and the favorable impact of a weaker U.S. dollar will allow growth to improve from about 1.5 percent in the first half of the year to about 3 percent in the second half. Faster growth should allow the improvement in machinery and engine sales in the first half to continue. If, however, the U.S. economy fails to respond to actions taken this year, continued weak growth could threaten our machinery and engine sales.

Economic growth in EAME region as a whole was weak in the first half of the year. Flat growth in Europe was balanced by stronger growth in Africa/Middle East and in the Commonwealth of Independent States. In response to weak economic conditions in Europe and a stronger euro, the European Central Bank cut interest rates in June and our outlook assumes further cuts in the remaining months of 2003. We further assume that economic growth in Europe will improve in the second half of the year, based on higher exports to the U.S. (despite the stronger euro) and a rise in consumer spending. Should these assumptions prove incorrect, and a recession ensues, machinery and engine sales could fall more than anticipated.

The Japanese economy has been weak for years and deflation is firmly established. Our outlook assumes that measures employed by the Bank of Japan - zero interest rates, the maintenance of high levels of reserves in the banking system and the purchase of long-term government bonds - will prevent deflation from worsening and allow modest economic growth to continue. Worsening deflation, however, would further reduce our sales in that country and could have a negative impact on other economies, particularly those in the region.

Asia/Pacific economies grew rapidly in the first half and economic policies in place support a continuation of fast growth. The region's main vulnerability is Severe Acute Respiratory Syndrome ("SARS"), which disrupted economic activity in some countries (China and Hong Kong) and sectors (retail sales and travel) in the second quarter. Our outlook assumes that the disease has come under better control and there will not be further or worse outbreaks. If, however, there are further or worse outbreaks in the second half of the year, our results could be negatively impacted.

The Latin American economy has grown slowly and our outlook assumes only marginal improvement for the rest of the year. Our outlook assumes that Brazil's economy has stabilized and will not experience a further recession and that there will not be renewed political turmoil in Venezuela. If, for whatever reason, these assumptions prove untrue, our results could be negatively impacted.

Commodity Prices

Commodities represent a significant sales opportunity, with prices and production as key drivers. Prices and production of metals have improved somewhat this year, but the failure of world industrial production to recover strongly has kept pressure on prices. Our outlook assumes continued growth in the world economy will cause metals prices to increase further. Any unexpected weakening, however, could cause prices to drop sharply to the detriment of our results.

While coal stocks are high and prices have been soft, our outlook assumes production and prices will improve later this year. If coal production and prices do not improve, our results could be negatively affected.

Oil and natural gas prices have remained fairly high this year due to tight inventories. In the United States, concerns have arisen that high natural gas prices could disrupt the hoped for economic recovery. Our outlook assumes that increased production will ease shortages in both oil and natural gas, allowing prices to ease in the second half. A continuation of recent high prices likely would slow economies, potentially with a depressing impact upon our sales.

Monetary and Fiscal Policies

For most companies operating in a global economy, monetary and fiscal policies implemented in the U.S. and abroad could have a significant impact on economic growth, and accordingly, demand for a product. In general, higher than expected interest rates, reductions in government spending, higher taxes, significant currency devaluations, and uncertainty over key policies are some factors likely to lead to slower economic growth and lower industry demand.

Central banks have been slow to react to the sluggish world economy, allowing below trend growth to continue into its third year.

Our outlook assumes that central banks will act in time to keep the world economy growing. If, however, the central banks fail to act or are delayed in acting, it could cause a recession and depress our results.

Weak economic growth has increased budget deficits in many countries and limited the ability of governments to boost economies with tax cuts and more spending. Our outlook assumes that governments will not aggressively raise taxes and slash spending to deal with their budget imbalances. Such actions could disrupt growth and negatively affect sales to public construction.

Political Factors

Political factors in the United States and abroad have a major impact on global companies.

Our outlook assumes that there will be no significant military conflict in North Korea or the Middle East in the second half of the year. Such a military conflict could severely disrupt sales into countries affected, as well as nearby countries.

Our outlook also assumes that there will be no major terrorist attack in the remainder of 2003. If there is a major terrorist attack, confidence could be undermined, causing a sharp drop in economic activities and our sales. Attacks in major developed economies would be the most disruptive.

Our outlook further assumes that efforts by countries to increase their exports will not result in retaliatory countermeasures by other countries to block such exports, particularly in the Asia/Pacific region.

Currency Fluctuations

The company has costs and revenues in many currencies and is therefore exposed to risks arising from currency fluctuations. Many currency positions are fairly closely balanced, which, along with the diversity of currency positions, helps diminish exchange rate risks.

The company's largest manufacturing presence is in the United States. So any unexpected strengthening of the dollar tends to raise the foreign currency value of costs and reduce our global competitiveness.

The stronger euro had a favorable impact on translating European sales into U. S. dollars in the second quarter. The outlook assumes similar benefits will occur in the last half. Should the euro collapse, our results could be negatively impacted.

Dealer Practices

The company sells primarily through an independent dealer network. Dealers carry inventories of both new and rental equipment and adjust those inventories based on their assessments of future needs. Such adjustments can impact our results either positively or negatively. The current outlook assumes dealers will reduce inventories slightly in 2003; more drastic reductions would adversely affect sales.

Other Factors

The rate of infrastructure spending, housing starts, commercial construction and mining play a significant role in the company's results. Our products are an integral component of these activities and as these activities increase or decrease in the United States or abroad, demand for our products may be significantly impacted.

Pursuant to a Consent Decree Caterpillar entered into with the United States Environmental Protection Agency (EPA), the company was required to meet certain emission standards by October 2002. The Consent Decree provides for the possibility that diesel engine manufacturers may not be able to meet these standards exactly on that date, and allows companies to continue selling non-compliant engines if they pay non-conformance penalties (NCPs) on those engines. The company began shipping lower emission engines in October 2002 as a "bridge" until the fully compliant ACERT® engines are introduced in 2003. These "bridge" engines require the payment of NCPs. We expect emissions standard changes to negatively impact our financial results in 2003 by $37 million (after tax) or $20 million (after tax) more adverse than in 2002 due to higher shipments of bridge engines in 2003. Early in 2003, Caterpillar began ramping up production of medium-duty and heavy-duty compliant ACERT engines. We do not anticipate paying NCPs beyond 2003. Our outlook for 2003 is subject to assumptions regarding projected NCPs, price increases, and volumes. We are able to make fairly accurate predictions of the NCP levels per engine due to our engineering knowledge, development process and internal testing during development. Our net price increase for heavy-duty bridge engines was successfully implemented on October 1, 2002; this increase was competitive with price increases implemented by other engine manufacturers on that date. We implemented an additional price increase in the first quarter 2003 to truck manufacturers that purchase our heavy-duty ACERT engines. This increase has been communicated to the truck manufacturers and is based on the additional value that we expect truck owners to receive from ACERT engines compared to our competitors as a result of better fuel economy, less maintenance and greater durability. The ultimate net price increase we are able to achieve for our ACERT engines is dependent upon marketplace acceptance of these engines versus competitive alternatives. While we estimate volume to the best of our ability, industry volume is an issue out of our control. If our assumptions regarding NCP levels, market acceptance of the price increases and/or engine volume are not realized, company performance could be negatively impacted.

Projected cost savings or synergies from alliances with new partners could also be negatively impacted by a variety of factors. These factors could include, among other things, higher than expected wages, energy and/or material costs, and/or higher than expected financing costs due to unforeseen changes in tax, trade, environmental, labor, safety, payroll or pension policies in any of the jurisdictions where the alliances conduct their operations.

Results may be impacted positively or negatively by changes in the sales mix. Our outlook assumes a certain geographic mix of sales as well as a product mix of sales. If actual results vary from this projected geographic and product mix of sales, our results could be negatively impacted.

The company operates in a highly competitive environment and our outlook depends on a forecast of the company's share of industry sales. An unexpected reduction in that share could result from pricing or product strategies pursued by competitors, unanticipated product or manufacturing difficulties, a failure to price the product competitively, or an unexpected buildup in competitors' new machine or dealer owned rental fleets, leading to severe downward pressure on machine rental rates and/or used equipment prices.

The environment also remains very competitive from a pricing standpoint. Additional price discounting would result in lower than anticipated realization.

Inherent in the operation of the Financial Products Division is the credit risk associated with its customers. The creditworthiness of each customer, and the rate of delinquencies, repossessions and net losses on customer obligations are directly impacted by several factors, including, but not limited to, relevant industry and economic conditions, the availability of capital, the experience and expertise of the customer's management team, commodity prices, political events, and the sustained value of the underlying collateral. Additionally, interest rate movements create a degree of risk to our operations by affecting the amount of our interest payments and the value of our fixed rate debt. While our policy is to use interest rate swap agreements to manage our exposure to interest rate changes and lower the costs of borrowed funds, if interest rates move upward more sharply than anticipated, it could negatively impact our results. With respect to our insurance and investment management operations, changes in the equity and bond markets could cause an impairment of the value of our investment portfolio, thus requiring a negative adjustment to earnings.

In general, our results are sensitive to changes in economic growth, particularly those originating in construction, mining and energy. Developments reducing such activities also tend to lower our sales. In addition to the factors mentioned above, our results could be negatively impacted by any of the following:

  Any sudden drop in consumer or business confidence
  Delays in legislation needed to fund public construction
  Regulatory or legislative changes that slow activity in key industries; and/or
  Unexpected collapses in stock markets.

This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact our outlook. Obvious factors such as general economic conditions throughout the world do not warrant further discussion, but are noted to further emphasize the myriad of contingencies that may cause the company's actual results to differ from those currently anticipated.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CATERPILLAR INC.

July 17, 2003	By:	/s/ James B. Buda

James B. Buda
Vice President